EXHIBIT 10.39

                           EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT is made and entered into as of this 19th day of December, 1996, by and between CHS Electronics, Inc., a Florida corporation (the "Company"), and Carsten Frank (the "Executive").

     RECITALS. Pursuant to a Stock Exchange Agreement dated as of the date hereof (the "Purchase Agreement"), Frank & Walter Computer GmbH, a German limited liability company ("F&W") has been sold to the Company. Executive's participation in the business of F&W is essential to F&W's success. The parties wish to provide for the employment of the Executive by the Company from and after the Closing Date (as defined in the Purchase Agreement), and to restrict the ability of the Executive to compete with the Company, all on the terms and conditions herein set forth.

     NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

     1.   EMPLOYMENT

          1.1 Subject to Section 3 below, the Company hereby employs Executive for an initial term of three (3) years (the "Employment Term"), commencing as of the Closing Date. The Employment Term shall thereafter automatically renew for additional one (1) year periods unless terminated by either party upon 60 days written notice period to such annual renewal date. Executive shall serve as Managing Director (Geschaftsfuhrer) with power of sole representation (Alleinvertretungsmacht) of F&W, and as a Vice President-Europe of the Company, and shall perform such services and duties as are consistent with such positions. Executive hereby accepts such employment. Executive shall report to CHS's Chief Executive Officer ("CEO") and Board of Directors. Executive hereby agrees that during the term of his employment hereunder, he shall devote his full time to the diligent performance of his duties hereunder and shall not engage in any venture or activity which materially interferes with Executive's performance of his duties hereunder. Executive acknowledges that the Company's CEO, or another executive of the Company, will also be appointed Managing Director (Geschaftsfuhrer) of F&W with power of sole representation.

          1.2 Executive acknowledges that the Company's CEO may request Executive to direct other projects, primarily in the areas of new business development in Europe, through acquisitions and development of new products, services and lines of business (collectively, "Business Development"). Notwithstanding anything

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to the contrary contained herein, if Executive, in his discretion, agrees to accept Business Development duties as contemplated herein, such duties shall not be deemed a diminution of Executive's position or authority for purposes of
Section 3.4 hereof.

          1.3 LOCATION. Executive shall perform his duties from a location outside the United States reasonably acceptable to the Company. None of the Executive's duties hereunder will be performed in the United States.

          1.4 EFFECTIVE DATE. Notwithstanding anything to the contrary set forth herein, this Agreement shall be effective as of the Closing Date, and only if the Closing (as defined in the Purchase Agreement) is consummated.

     2.   COMPENSATION AND BENEFITS. During the Employment Term, the
Company shall pay Executive the compensation and other amounts set forth below.

          2.1 SALARY. The Company shall pay Executive a base salary ("Base Salary") of U.S. $350,000 per year during the Employment Term, payable in installations according to the Company's regular payroll practices and subject to such deductions as may be required by law, and reduced by any compensation paid directly to Executive by any direct or indirect subsidiary of the Company (including F&W). At the discretion of the Board of Directors or the Compensation Committee thereof, such Base Salary may be, at any time, increased, but shall in no event be decreased. Effective upon an increase, the term "Base Salary" shall be without further action modified to mean such increased amount. The Executive shall also be entitled to such additional compensation, bonuses and benefits, if any, as shall be determined from time to time by the Board of Directors, or the Compensation Committee thereof, and/or as prescribed by any benefit or bonus plan adopted thereby, in its sole authority and discretion, based upon the performance of the Company and the Executive; provided, however, that the Executive shall be entitled to a minimum annual bonus of $150,000.

          2.2 BENEFITS. Executive shall receive: (i) reimbursement for reasonable and necessary out-of-pocket expenses incurred in the performance of his duties hereunder, including but not limited to travel and entertainment expenses (such expenses shall be reimbursed by the Company, from time to time, upon presentation of appropriate receipts therefor); (ii) 6 weeks paid vacation each calendar year (or pro rata for a shorter period); and (iii) sick leave benefits in accordance with the Company's policy for full-time senior executive officers.

          2.3 WELFARE BENEFITS. The Company shall obtain or shall continue in force more shall reimburse the Executive for (or


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shall cause F&W to obtain or continue in force or reimburse the Executive for)
the same comprehensive major medical and hospitalization insurance coverages, including dental coverages, either group or individual, for the Executive and his spouse and minor children, and pension, disability and death benefits for the Executive (collectively "F&W Benefits"), which benefits were provided to the Executive by F&W pursuant to the policies listed in Schedule 2.3 hereto. The Executive acknowledges that the F&W Benefits are provided to the Executive in lieu of, and not in addition to, the life and disability insurance, and retirement benefits, provided to the other executive officers of CHS.

          2.4 WORKING FACILITIES. The Company shall furnish the Executive with an office, a secretary and such other facilities outside the United States, and support services, as are suitable to his position and adequate for the performance of his duties hereunder.

          2.5 FRINGE BENEFITS. The Executive shall entitled to other fringe benefits in accordance with the plans, practices, programs and policies maintained by the Company from time-to-time.

     3.   TERMINATION.

          3.1 TERMINATION FOR CAUSE. Notwithstanding anything contained in this Agreement to the contrary, the Executive's employment may be terminated by the Company at any time for Cause. As used in this Agreement, "Cause" shall only mean (i) subject to the following sentences, any action or omission of the Executive which constitutes a willful and material breach of this Agreement which is not cured or as to which diligent attempts to cure have not commenced within 30 business days after receipt by Executive of notice of same, (ii) fraud, embezzlement or misappropriation as against the Company, or (iii) the conviction (from which no appeal can be taken) of Executive for any criminal act which is a felony. Upon any determination by the Company's Board of Directors that Cause exists under clause (i) of the preceding sentence, the Company shall cause a special meeting of the Board to be called and held at a time mutually convenient to the Board and Executive, but in no event later than 10 business days after Executive's receipt of the notice contemplated by clause (i). Executive shall have the right to appear before such special meeting of the Board with legal counsel of his choosing to refute any determination of Cause specified in such notice, and any termination of Executive's employment by reason of such Cause determination shall not be effective until Executive is afforded such opportunity to appear. Any termination for Cause pursuant to clause (ii) or (iii) of the first sentence of this Section 3.1 shall be made in writing to Executive, which notice shall set forth


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in detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Section 3.1, the Company shall pay to the Executive any unpaid base Salary accrued through the effective date of termination specified in such notice. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 2.2).

          3.2 DISABILITY. Notwithstanding anything contained in this Agreement to the contrary, the Company, buy written notice to the Executive, shall at all times have the right to terminate this Agreement, and the Executive's employment hereunder, if the Executive shall, as the result of mental or physical incapacity, illness or disability, fail to perform his duties and responsibilities provided for herein for a period or more than 180 days in any 12-month period ("Disability"). Upon termination pursuant to this Section 3.2, the Company shall pay to the Executive any unpaid Base Salary accrued through the effective date of termination, as well as a lump sum severance payment equal to 12 months' Base Salary at the rate prevailing at such termination. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 2.2).

          3.3 DEATH. In the event of the death of the Executive during his employment hereunder, the Company shall pay to the personal representative of the estate of the deceased Executive any unpaid Base Salary accrued through the date of his death. Except as provided above, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses, incurred prior to the date of the Executive's death, subject, however, to the provisions of Section 2.2).

          3.4 GOOD REASON. The Executive's employment may be terminated by the Executive for "Good Reason". For purposes of this Agreement, "Good Reason" shall mean:

               (i) the assignment of the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

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

               (ii) any failure by the Company to comply with any of the provisions of Section 2 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

               (iii) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

               (iv) any Change of Control (as defined hereafter) of the Company.

          3.5 CHANGE OF CONTROL. For purposes of this Agreement, a "Change of Control" shall mean:

               (i) the acquisition (other than by or from the Company), at any time after the date hereof, by any reason, entity or "group", within the meaning of Section 13(d) (3) or 14(d) (2) of the Securities Exchange Act of 1934 (the "Exchange Act"), of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20/percent/ or more of either the then oustanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally in the election of directors; or

               (ii) if the individuals who, as of the date hereof, constitute the Board of Directors of the Company (as of the date hereof the "Incumbent Board") cease for any reason to constitute at least a majority of the Board of Directors of the Company, provided that any person becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company, as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act) shall be, for purposes of this Agreement, considered as though such person were a member of the Incumbent Board; or

               (iii) approval by the shareholders of the Company of (A) a reorganization, merger or consolidation with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the reorganized, merged or consolidated company, (B) a liquidation or dissolution of the


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Company, or (C) the sale of all or substantially all of the assets of the
Company; unless the approved reorganization, merger, consolidation, liquidation, dissolution or sale is subsequently abandoned.

          3.6 GOOD REASON; OTHER THAN FOR CAUSE OF DIABILITY. If, during the Employment Term, the Company shall terminate the Executive's employment for any reason other than Cause, death or Disability, or if the Executive shall terminate his employment for Good Reason:

               (i) the Company shall, subject to Section 3.7, pay to the Executive in a lump sum in cash within 30 days after the effective date of such termination (the "Date of Termination") the aggregate of the following amounts:

                    A. to the extent not theretofore paid, the Executive's Base Salary through the Date of Termination.

                    B. the sum of (x) two and one-half (2-1/2) MULTIPLIED TIMES the Executive's Base Salary, and (y) any bonus paid to the Executive during the last full fiscal year prior to the Date of Termination MULTIPLIED TIMES a fraction, the numerator of which is the number of days the Executive was employed by the Company during the fiscal year of the Date of Termination and the denominator of which is 365;

                    C. in the case of compensation previously deferred by the Executive, all amounts previously deferred (together with any accrued interest thereon) and not yet paid by the Company, and any accrued vacation pay not yet paid by the Company; and

                    D. all other amounts accrued or earned by the Executive through the Date of Termination and amounts otherwise owing under the then existing plans and policies at the Company; and

               (ii) for the remainder of the Employment Term, or such longer period as any plan, program, practice or policy may provide, the Company shall continue benefits to the Executive and/or the Executive's family at least equal to those which would have been provided to them in accordance with the plans, programs, practices and policies described in Section 2.4 of this Agreement if the Executive's employment had not been terminated, including health, dental, disability insurance and life insurance, in accordance with the most favorable plans, practices, programs or policies of the Company and its subsidiaries during the 180-day period immediately preceding the Date of Termination, or, if more favorable to the Executive, as in effect at any time thereafter


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

with respect to other key executives and their families and, for purposes of eligibility for retiree benefits pursuant to such plans, practices, programs and policies, the Executive shall be considered to have remained employed until the end of the Employment Term and to have retired on the last day of such period.

               3.7  CERTAIN REDUCTION OF PAYMENTS BY THE COMPANY.

                    (a) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of amounts payable or distributable to or for the benefit of the Executive pursuant to this Agreement (such payments or distributions pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. Anything to the contrary notwithstanding, if the Reduced Amount is zero and it is determined further that any Payment which is not an Agreement Payment would nevertheless be nondeductible by the Company for Federal income tax purposes because of Section 280G of the Code, then the aggregate present value of Payments which are not Agreement Payments shall also be reduced (but not below zero) to an amount expressed in present value which maximizes the aggregate present value of Payments without causing any Payment to be nondeductible by the Company because of Section 280G of the Code. For purposes of this Section 3.7, present value shall be determined in accordance with Section 280G(d) (4) of the Code.

                    (b) All determinations required to be made under this
Section 3.7 shall be made by the Company's independent public accountants (the "Accounting Firm"), which shall provide detailed supporting calculations both to the Company and the Executive within twenty (20) business days of the Date of Termination or such earlier time as is requested by the Company and an opinion to the Executive that he has substantial authority not to report any excise tax on his Federal income tax return with respect to any Payments. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive shall determine which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 3.7, provided that, if the Executive does not make such determination within ten business days of the receipt of the calculations made by the Accounting Firm, the Company shall elect


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which and how much of the Payments shall be eliminated or reduced consistent with the requirements of this Section 3.7 and shall notify the Executive promptly of such election. Within five business days thereafter, the Company shall pay to or distribute to or for the benefit of the Executive such amounts as are then due to the Executive under this Agreement. All fees and expenses of the Accounting Firm incurred in connection with the determinations contemplated by this Section 3.7 shall be borne by the Company.

                    (c) As a result of the uncertainty in the application of
Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Payments will have been made by the Company which should not have been made ("Overpayment") or that additional Payments which will not have been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. In the event that the Accounting Firm, based upon the assertion of a deficiency by the Ineternal Revenue Service against the Executive which the Accounting Firm believes has a high profitability of success, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of, the Executive shall be treated to all purposes as a loan AB INITIO to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in
Section 7872(f) (2) of the Code; provided, however, that no such loan shall be deemed to have been made and no amount shall be payable by the Employee to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and
Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f) (2) of the Code.

               3.8 FULL SETTLEMENT. The Company's obligation to make payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any setoff, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

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          4.   RESTRICTIVE COVENANTS.

               4.1 NON-COMPETITION. During the Employment Term and for a period of two (2) years following the termination of the Executive's employment (including Executive's voluntary resignation or the expiration of the Term, but specifically excluding a termination by the Company without Cause and a termination by the Executive for Good Reason), Executive shall not, directly or indirectly, engage in, or have any interest in any sole proprietorship, partnership, corporation, business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that, directly or indirectly, engages in, competition with the Company or any of its subsidiaries in any and all locations in which the Company and/or any subsidiary conducts its business at the time Executive's employment with the Company is terminated (the "Territory"), PROVIDED, HOWEVER, that Executive may continue to hold Company securities and/or acquire, solely as an investment, shares of capital stock or other equity securities of any corporation which is traded on any national securities of any corporation which is traded on any national securities exchange or are regularly quoted in the over-the-counter market, so long as Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent of any class of capital stock of such corporation.

               4.2 NONDISCLOSURE. During the Executive's employment hereunder and following termination of the Executive's employment with the Company, for any reason, Executive shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the Company or any subsidiary. Any Confidential Information or data previously or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the financial condition, prospects, technology, customers, suppliers, partners, methods of doing business and marketing and promotion of the products of the Company or any subsidiary) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement "Confidential Information" means information disclosed to the Executive or known by the Executive as a consequence of or through his employment by the Company or any subsidiary (including information conceived, originated, discovered or developed by the Executive) prior to or after the data hereof, and not generally known, about the Company, any subsidiary, or their business. Notwithstanding the foregoing, nothing herein

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shall be deemed to restrict the Executive from disclosing Confidential
Information to the extent required by law.

               4.3 NONSOLICITATION OF EMPLOYEES. During the Executive's employment and for a period of one year following termination of the Executive's employment with the Company, for any reason, Executive shall not directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity, attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months.

               4.4 BOOKS AND RECORDS. All books, records, accounts and similar repositories of Confidential Information of the Company, whether prepared by the Executive or otherwise coming into the Executive's possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of this Agreement or on the board's request at any time.

               4.5 REASONABLE COVENANTS. Executive recognizes the importance of the covenants contained in this Section 4 and acknowledges that, based on his past experience and training as an executive of the Company, F&W and their affiliates, the projected expansion of the Company's and its affiliates' business, and the nature of his services to be provided under this Agreement, the restrictions imposed herein are: (i) reasonable as to scope, time and area;
(ii) necessary for the protection of the Company's and its affiliates' legitimate business interests, including without limitation, the Company's and its affiliates' trade secrets, confidential business information, goodwill, and relationships with customers and suppliers; and (iii) not unduly restrictive of Executive's rights as an individual. Executive acknowledges and agrees that the covenants contained in this Section 4 are essential elements of this Agreement and that but for these covenants, the Company would not have entered into this Agreement, and the Company would not have agreed to purchase F&W or enter into the Purchase Agreement. Such covenants shall be construed as agreements independent of any other provision of this Agreement. The existence of any claim or cause of action against the Company by the Executive, whether predicated on the Company's breach of this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants contained in this
Section 4.

               4.6 INJUNCTIVE RELIEF. If Executive commits a breach or threatens to commit a breach of any of the provisions of this Section 4, the Company shall have the right and remedy, in addition to any others that may be available, at law or in equity,

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to have the provisions of this Section 4 specifically enforced by any court having equity jurisdiction, through injunctive or other relief, it being acknowledged that any such breach or threatened breach will cause irreparable injury to the Company, the amount of which will be difficult to determine, and that money damages will not provide an adequate remedy to the Company.

               4.7 REDUCTION IN SCOPE. If any covenant contained in this Section 4, or any part thereof, is hereafter construed to be invalid or unenforceable, the same shall not affect the remainder of the covenants, which shall be given full effect, without regard to the invalid portions, and any court having jurisdiction shall have the power to reduce the duration, scope and/or area of such covenant and, in its reduced form, said covenant shall then be enforceable.

               4.8 SURVIVAL. The provisions of this Section 4 shall survive the expiration and termination of this Agreement, and the termination of Executive's employment hereunder, for any reason.

          5. SUCCESSORS. This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

          6. MISCELLANEOUS.

               (a) MODIFICATION AND WAIVER. Any term or condition of this Agreement may be waived at any time by the party hereto that is entitled to the benefit thereof; provided, however, that any such waiver shall be in writing and signed by the waiving party, and no such waiver of any breach or default hereunder is to be implied from the omission of the other party to take any action on account thereof. A waiver on one occasion shall not be deemed to be a waiver of the same or of any other breach on a future occasion. This Agreement may be modified or amended only by a writing signed by all of the parties hereto.

               (b) GOVERNING LAW. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of Florida, U.S.A. Any dispute, controversy or question of interpretation arising under, out of, in connection with or in relation to this Agreement or any amendments hereof, or any breach or default hereunder, shal be submitted to, and determined and settled by, arbitration, in Miami, Florida, U.S.A., in accordance with the Commercial Arbitration Rules of the American Arbitration Association including the International Arbitration Rules. Any award rendered therein shall be final and

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binding on the parties thereto, and judgment may be entered thereon in any court having jurisdiction thereof.

               (c) TAX; WITHHOLDING. Executive shall be responsible for paying all taxes (foreign and domestic) due by reason of the compensation and benefits provided hereunder. The Company may withhold from any amounts payable under this Agreement such federal, state or local taxes (foreign and domestic) as shall be required to be withheld pursuant to any applicable law or regulation.

               (d) SECTION CAPTIONS. Section and other captions contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

               (e) SEVERABILITY. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

               (f) INTEGRATED AGREEMENT. This Agreement constitutes the entire understanding and agreement among the parties hereto with respect to the subject matter hereof, and supersedes any other employment agreements executed before the date hereof, including, without limitation, the document attached to the Purchase Agreement as Schedule 2.6. There are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth herein or herein provided for.

               (g) INTERPRETATION. No provision of this Agreement is to be interpreted for or against any party because that party or that party's legal representative drafted such provision. For purposes of this Agreement: "herein", "hereby", "hereunder", "herewith", "hereafter" and "hereinafter" refer to this Agreement in its entirety, and not to any particular subsection or paragraph. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shal constitute one and the same instrument.

               (h) NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand delivery, or by facsimile (with

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confirmation of transmission), or upon the expiration of seven (7) days after the date sent, if sent by Federal Express (or similar overnight courier service), in each case addressed as follows:

               If to the Executive: Mr. Carsten-Frank
                                    c/o Frank & Walter Computer GmbH
                                    Hansestrasse 47
                                    38112 Braunschweig
                                    Germany
                                    Telecopier: (49-531) 2118-257

               If to the Company:   c/o CHS Electronics, Inc.
                                    2153 N. W. 86th Avenue
                                    Miami, Florida 33122
                                    Attn: Craig S. Toll, Chief
                                    Financial Officer
                                    Telecopier: (305) 593-0265

(in each case with a copy to counsel as set forth in the Purchase Agreement) or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notices and communications shall be effective when actually received by addressee.

               IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be duly executed by their duly authorized officers as of the date first above written.

                                           CHS ELECTRONICS, INC.

                                           By: /s/ [illegible]
                                               -------------------------------
                                           Title: Secretary



                                           /s/ Carsten Frank
                                           -----------------------------------
                                           Carsten Frank

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                                  Schedule 2.3

                                WELFARE BENEFITS

/bullet/ Pension entitlement (old age and disability) dated September 7, 1987, from F&W for Carsten Frank. Old age pension upon attaining the age of 65 = DM 5,000.00 monthly; in case of disability prior thereto, likewise a pension of DM 5,000.00 monthly.

         The foregoing pension entitlement was replaced by the current pension entitlement dated March 24, 1994 with the following amendments: Old age, disability and survivor's provision; old age pension upon attaining the age of 65 = DM 10,000.00 monthly; in case of disability prior thereto, DM 5,000.00 monthly; survivor's provision for his wife DM 6,000.00 monthly.

         To secure the pension entitlement, F&W - as policy holder - has entered into a so-called employer's pension liability insurance with Iduna Lebensversicherung for Carsten Frank - as insured - with a coverage in the amount of DM 800,000.00 in case of insured's death, due at the latest upon expiration (October 1, 2027), or DM 4,666.67 monthly pension and exempted from payment of premiums for the duration of any disability of insured prior thereto, not exceeding the expiration of the insurance (October 1, 2027). F&W shall pay a premium therefor of DM 1,765.34 monthly (currently).


/bullet/ Direct insurance (life insurance) for Carsten Frank - as insured - entered into with Iduna Lebensversicherung by F&W - as policyholder - in the form of a company old age pension.

         Coverage: DM 235,898.00 + surplus participation. Expiration of the insurance: October 1, 2022. In case of death of insured, due at the latest upon expiration - October 1, 2022.

         Beneficiary: Insured - Carsten Frank, but after attaining the age of 35, i.e., December 4, 1997, or in case of death thereafter, his wife or heirs. Premium for the foregoing insurance is DM 3,000.00 annually to be paid by F&W.

/bullet/ Health insurance/nursing care insurance for Carsten Frank with Central
         Krankenversicherung AG, D - 50593 Cologne.

         Coverage: Medical outpatient and inpatient care, dental care, any nursing care. Premium DM 642.70 monthly (currently), of which DM 67.50 monthly (currently) accrues

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         for nursing care insurance. The entire premium is payable by Carsten
         Frank.

/bullet/ Health insurance/nursing care insurance for his wife, Priscilla Frank, with Iduna/Nova Krankenversicherung AG, D - 20351 Hamburg.

         Coverage: Medical outpatient and inpatient care, dental care, any nursing care. Premium DM 849.87 monthly (currently), of which DM 67.50 monthly (currently) accrues for nursing care insurance. The entire premium is payable by Carsten Frank.

/bullet/ Health insurance/nursing care insurance for his children, Jacqueline, born December 6, 1994, and Jason, born January 12, 1997, with Iduna/Nova Krankenversicherung AG, D - 20351 Hamburg.

         Coverage: Medical outpatient and inpatient care, dental care. Premium DM 195.52 monthly (currently) for Jacqueline. Premium DM 150.40 monthly (currently) for Jason. The entire premium is payable by Carsten Frank.